Exhibit 99 175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

  News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS SECOND QUARTER

2007 NET LOSS PER SHARE OF $0.23, INCLUDING $0.30 PER SHARE

FOR DEBT REDEMPTION COSTS

•	Net sales increased $10.2 million or 5.7% versus second quarter 2006

•	Successfully completed refinancing on May 22nd which reduced interest rates and improved financial flexibility

•	Decorative Products sales grew $5.2 million or 7.8% versus second quarter 2006 on commercial refurbishment growth and new laminate wins

FAIRLAWN, OHIO, June 18, 2007—OMNOVA Solutions Inc. (NYSE: OMN) today reported a net loss of $9.8 million, or $0.23 per diluted share, for the second quarter of 2007, compared to net income of $5.3 million, or $0.13 per diluted share, for the second quarter of 2006. Included in the second quarter of 2007 are debt redemption costs of $12.4 million and restructuring and severance costs of $0.1 million. Excluding these items, second quarter of 2007 net income would have been $2.7 million, or $0.07 per diluted share. Net sales increased $10.2 million, to $188.0 million, for the second quarter of 2007 as compared to $177.8 million during the same period a year ago. Contributing to the sales increase in the second quarter of 2007 were improved unit volumes of $4.6 million, sales price increases of $3.6 million and favorable foreign exchange translation of $2.0 million. Gross profit decreased to $37.1 million, with gross profit margins of 19.7%, in the second quarter of 2007 as compared to $40.9 million, with gross profit margins of 23.0%, in the second quarter of 2006. Gross profit declined because cost of goods sold for the second quarter of 2007 increased $14.0 million to $150.9 million versus the same quarter last year, driven by higher

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raw material costs of $6.5 million, increased transportation costs of $0.9 million, higher volume of $1.5 million and manufacturing costs of $5.1 million.

“We are encouraged by the sales growth in both Decorative Products and Performance Chemicals despite what continues to be a challenging operating and economic environment,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Volume wins late in the first quarter of the year set the stage for the first year-over-year increase in Performance Chemicals pounds sold since the fourth quarter of 2005. This occurred despite a very weak carpet end-use market. Additionally, we began shipments to new Decorative Products customers based on business wins late in the first quarter. Record high raw material costs, up $6.5 million versus the second quarter of last year, negatively impacted margins in the second quarter of this year. However, new pricing actions are expected to result in margin expansion in the third quarter. We expect year-over-year sales growth to continue throughout the remainder of the year as we leverage innovative new products and take advantage of new market opportunities and business wins. Raw material cost concerns, driven by volatile oil and natural gas prices, are expected to continue throughout the year, but we remain diligent on cost reduction efforts and necessary pricing actions to improve profitability. As recently announced, the Company successfully completed a major refinancing replacing its high fixed interest rate long-term debt with variable interest rate long-term debt. At debt levels and interest rates which existed at May 31, 2007, the Company’s annualized interest expense savings would be approximately $6.0 million.”

Selling, general and administrative expense in the second quarter of 2007 decreased $1.4 million to $25.2 million, or 13.4% of sales, despite enterprise resource planning system (ERP) implementation costs of $0.3 million. This compares to $26.6 million, or 15.0% of net sales, in the second quarter of 2006. Earnings from the Company’s Asian joint ventures were $0.6 million in the quarter as compared to $1.2 million in the second quarter of last year as they were negatively impacted by higher raw material costs.

Interest expense decreased to $4.6 million for the second quarter of 2007 as compared to $5.2 million for the same period a year ago, due to lower average debt. Total debt at the end of the second quarter of 2007 was $173.0 million, down $12.0 million from the second quarter of 2006. Net debt was $159.4 million at the end of the second quarter of 2007 versus $173.2 million at the end of the second quarter of 2006. During the quarter, the

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Company redeemed $162.0 million of its 11 1/4% Senior Secured Notes. The remaining $3.0 million of Senior Secured Notes have been called and will be redeemed on June 22, 2007. The Company took a one-time charge of $12.4 million for premium and tender fees and other expenses directly related to the redemption. The Notes were replaced with a new seven-year $150 million term loan credit facility with variable interest rates based on LIBOR plus an applicable spread. The Company also entered into a five-year $50 million interest rate swap on May 31, 2007 to fix the interest rate on one-third of the outstanding debt. The Company also amended its revolving credit facility to provide an $80 million five-year revolving asset-backed credit facility. Under the new credit arrangements and with the debt levels and interest rates which existed at May 31, 2007, the Company’s annualized interest expense savings would be approximately $6.0 million.

Consolidated EBITDA for the second quarter of 2007 was $14.2 million versus $16.2 million for the second quarter of 2006, while Consolidated EBITDA for the twelve months ended May 31, 2007 was $41.7 million versus $48.1 million for the twelve months ended May 31, 2006. OMNOVA’s leverage ratio of net debt-to-Consolidated EBITDA was 3.7 times at May 31, 2007 compared to 3.5 times at May 31, 2006. An explanation of how the Company defines Consolidated EBITDA and net debt and reconciliations of Consolidated EBITDA to income (loss) from continuing operations and net debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Performance Chemicals—Net sales during the second quarter of 2007 increased 4.5% to $116.4 million versus $111.4 million in the second quarter of 2006, driven by volume increases of 1.1%, higher selling prices of $3.3 million and $0.5 million of favorable foreign exchange translation. Segment operating profit was $5.8 million for the second quarter of 2007 as compared to $8.9 million for the second quarter of 2006. The year-over-year operating profit decline is primarily attributable to raw material cost increases of $7.1 million and higher transportation costs of $0.8 million, partially offset by pricing actions of $3.3 million, and higher volume and cost reductions of $1.5 million. Record-high prices for butadiene and high prices for styrene and many secondary raw materials contributed to an increase in raw material costs in the second quarter of 2007. The segment’s operating margin was 5.0% for the second quarter of 2007 as compared to 8.0% for the second quarter of 2006. New pricing actions are expected to improve margins in the third quarter of 2007. Focused cost reductions, LEAN SixSigma initiatives and OMNOVA’s SAP enterprise

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resource planning system have led to reductions of approximately $3.0 million in SG&A and manufacturing costs. Segment headcount at May 31, 2007 was down 6.1% versus May 31, 2006.

During the second quarter, volumes in paper chemicals increased year-over-year and above industry trends, positively impacted by additional volume with industry-leading paper and paperboard producers and trialing activity of the Company’s innovative GenCryl® Pt™ product, a high-strength latex binder for high-grade coated paper applications. The Company won two major paper mills with its GenCryl® Pt™ latex late in the first quarter of 2007. In carpet chemicals, market volumes dropped dramatically and have stayed at double-digit percentage declines since July of 2006 due to weakness in new residential construction. The carpet industry anticipates volumes to remain weak throughout the remainder of the year. Specialty chemicals volumes were up, led by increases in industrial coatings and tape applications. Performance Chemicals announced a June 1, 2007 price increase of $0.05 per pound for carpet latex, $0.04 per pound for paper customers, or as contracts allow, and various price increases for its specialty chemicals. The Company expects year-over-year volume increases in Performance Chemicals for the remainder of the year, based on first half 2007 new customer wins.

Decorative Products—Net sales were $71.6 million during the second quarter of 2007, an increase of 7.8% versus the second quarter of 2006. The increase was due to higher volumes of $3.4 million, higher pricing of $0.3 million and favorable foreign exchange translation of $1.5 million. Segment operating profit was $4.2 million for the second quarter of 2007 as compared to operating profit of $4.7 million for the second quarter of 2006. Included in the second quarter 2007 results were lower raw material costs of $0.6 million and increased pricing of approximately $0.3 million, offset by a reduction in Asian joint venture profits of $0.6 million, implementation expenses of the new SAP enterprise resource planning system of $0.3 million and one-time costs of $0.2 million related to the successful negotiation of a new three-year labor contract at the Company’s Columbus, Mississippi manufacturing plant. Also during the second quarter, $0.1 million in higher costs to service customers were incurred as the Company recovered from a fire at its Thailand joint venture manufacturing facility, impacting two calendering lines. One line was repaired and operating at the end of the first quarter, while the second line restarted operations in April.

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In the contract interiors (formerly commercial wallcovering) product line, the viewnique® digital murals product, which doubled sales in 2006 to $1.9 million, was awarded multi-year refurbishment contracts with several national retail, hospitality, and service organizations with the potential for $2 million of annualized sales. Sales of viewnique® murals are expected to be in excess of $3 million in 2007. Also in contract interiors, the Company, through its strong independent distribution partners, is in negotiations for new multi-year business at several hospitality chains with potential sales in excess of $2.5 million per year. The Company’s U.K. business experienced a volume increase of 7% primarily due to new wallcovering designs and patterns introduced in 2006. Coated fabrics volume was up 16% in the quarter driven by new business in the transportation market, partially offset by products sold into the housing market which remained soft in the quarter. Trialing activity in the second quarter related to new products and a competitor’s exit should result in continued growth later in the year. Laminates product line sales were down 3.6% due to lower kitchen and bath unit builds, driven by lower new housing starts. However, the Company won new laminate sales expected to be $4 to $6 million on an annualized basis after another competitor ceased operations in January. Also, the laminate product line completed qualification testing of new thin gauge films at a major customer, which is expected to result in reduced inventory of sourced product, improved cost position and opportunities for sales growth.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, June 19, 2007, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, June 26, 2007. A telephone replay will also be available beginning at 2:30 p.m. EDT on June 19, 2007, and ending at 11:59 p.m. EDT on June 26, 2007. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 874484.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes and discontinued operations

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

	Three Months Ended		Six Months Ended
	May 31,		May 31,
(Dollars in millions)	2007	2006	2007	2006
Performance Chemicals	$116.4	$111.4	$222.2	$220.8
Decorative Products	71.6	66.4	130.6	126.8

Total Sales	$188.0	$177.8	$352.8	$347.6

Performance Chemicals	$5.8	$8.9	$9.4	$14.1
Decorative Products	4.2	4.7	3.4	5.9

Total Segment Operating Profit	10.0	13.6	12.8	20.0
Interest expense	(4.6)	(5.2)	(9.3)	(10.4)
Corporate expense	(2.8)	(3.2)	(6.0)	(6.8)
Debt redemption expense	(12.4)	—	(12.4)	—

Income (Loss) From Continuing Operations Before Income Taxes	$(9.8)	$5.2	$(14.9)	$2.8

Capital expenditures	$3.5	$2.2	$6.1	$3.7

Segment operating profit for the six months ended May 31, 2007 was impacted by a number of items which are discussed earlier in this press release. These items include for the first six months of 2007 restructuring and severance charges of $0.2 million. Management excludes these items when evaluating the results of the Company’s ongoing business.

Reconciliation of income (loss) from continuing operations to Consolidated EBITDA and total debt to Net Debt

This earnings release includes Consolidated EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Consolidated EBITDA is calculated in accordance with the definition of Consolidated EBITDA as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007 and excludes charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, loss from write-down of non-current assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, and non-cash charges for the 401(k) company match. Net Debt is calculated as total debt and outstanding letters of credit less cash, cash equivalents and restricted cash. Consolidated EBITDA and Net Debt are not measures of financial performance under GAAP. Consolidated EBITDA and Net Debt are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. Consolidated EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. Consolidated EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, allocate resources and measure leverage capacity and debt service ability. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

(Dollars in millions) Reconciliation of income (loss) from continuing operations to Consolidated EBITDA	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006[1]	2007	2006[1]
Income (loss) from continuing operations	$(9.8)	$5.1	$(14.9)	$2.7
Interest	4.6	5.2	9.3	10.4
Taxes	—	.1	—	.1
Depreciation and amortization	5.2	5.3	10.1	10.6
Amortization of deferred financing costs	.3	.3	.5	.5
Net earnings of joint ventures less cash dividends	(.6)	(1.2)	(.7)	(1.5)
Net earnings of foreign subsidiaries less cash dividends	(.2)	(.4)	(.2)	(.7)
Loss on debt transactions	12.4	—	12.4	—
Gains or losses on sale or disposal of capital assets	—	—	—	—
Loss from write-down of non-current assets	—	—	—	—
Non-cash income or expense for pension plans	1.7	1.4	3.1	2.7
Gain or loss on change in LIFO reserve	.1	—	.1	—
Non-cash charge for 401(k) company match	.5	.4	1.1	.9

Consolidated EBITDA	$14.2	$16.2	$20.8	$25.7

(Dollars in millions) Reconciliation of total debt to Net Debt	May 31, 2007	November 30, 2006	May 31, 2006
Total debt	$173.0	$165.0	$185.0
Outstanding letters of credit	3.4	3.5	3.4
Cash and cash equivalents	(13.6)	(26.4)	(15.2)
Restricted cash	(3.4)	(12.3)	—

Net Debt	$159.4	$129.8	$173.2

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For the three months and six months ended May 31, 2006, the calculation of Consolidated EBITDA has been revised to conform to the new consolidated EBITDA calculation method defined in the $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007.

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This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic”, “likely,” “will,” “would,” “could,” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition, significant accounting policies and management judgments, among other things, and include statements based on current expectations, estimates, forecasts and projections. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks, changes in prevailing governmental policies and regulatory actions, and litigation risks inherent in the Company’s business. Some important risks, uncertainties and factors that could cause the Company’s actual results or outcomes to differ materially from those expressed in or implied by its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; prices and availability of raw materials including styrene, butadiene, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; adverse litigation judgment and absence of or inadequacy of insurance coverage for such judgment; prolonged work stoppage resulting from labor disputes with unionized workforce; acts of war or terrorism, natural disasters or other acts of God; ability to successfully develop and commercialize new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; changes in governmental and regulatory policies; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in funding regulations; compliance with extensive environmental, health and safety laws and regulations; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Solutions Inc. is a technology-based company with 2006 sales of approximately $700 million and a current workforce of 1,700 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.OMNOVA.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
	(Unaudited)
Net Sales	$188.0	$177.8	$352.8	$347.6

Costs and Expenses
Cost of goods sold	150.9	136.9	285.6	272.6
Selling, general and administrative	25.2	26.6	50.5	52.7
Depreciation and amortization	5.4	5.3	10.6	10.6
Restructuring and severance	.1	—	.4	—
Interest expense	4.6	5.2	9.3	10.4
Equity earnings in affiliates, net	(.6)	(1.2)	(.7)	(1.5)
Debt redemption expense	12.4	—	12.4	—
Other income, net	(.2)	(.2)	(.4)	—

	197.8	172.6	367.7	344.8
Income (Loss) From Continuing Operations Before Income Taxes	(9.8)	5.2	(14.9)	2.8
Income tax expense	—	.1	—	.1

Income (loss) from continuing operations	(9.8)	5.1	(14.9)	2.7
Discontinued operation, net of tax:
Income (loss) from operations	—	.2	—	(1.7)

Net Income (Loss)	$(9.8)	$5.3	$(14.9	$1.0

Basic and Diluted Income (Loss) Per Share
Income (loss) from continuing operations	$(.23)	$.13	$(.36)	$.06
Income (loss) from discontinued operations	—	—	—	(.04)

Net income (loss) per share	$(.23)	$.13	$(.36)	$.02

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	May 31, 2007	November 30, 2006
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$13.6	$26.4
Restricted cash–debt redemption	3.4	—
Accounts receivable, net	99.4	94.4
Inventories	41.4	33.4
Deferred income taxes	.3	.3
Prepaid expenses and other	4.7	3.3

Total Current Assets	162.8	157.8

Restricted cash	—	12.3
Property, plant and equipment, net	135.3	138.5
Trademarks and other intangible assets, net	5.0	5.7
Investments in joint ventures	20.8	19.1
Other assets	4.8	5.5

Total Assets	$328.7	$338.9

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Short-term debt	$4.5	$—
Accounts payable	66.2	58.2
Accrued payroll and personal property taxes	11.5	14.2
Accrued interest	.5	9.3
Employee benefit obligations	5.0	5.1
Other current liabilities	5.2	6.7

Total Current Liabilities	92.9	93.5
Long-term debt	168.5	165.0
Postretirement benefits other than pensions	10.8	17.1
Pension liabilities	5.6	3.0
Deferred income taxes	.3	.3
Other liabilities	9.3	11.5

Total liabilities	287.4	290.4

Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 43.1 million shares issued at May 31, 2007 and November 30, 2006	4.3	4.3
Additional contributed capital	314.3	313.8
Retained deficit	(251.5)	(236.6)
Treasury stock at cost; .9 million and 1.1 million shares at May 31, 2007 and November 30, 2006, respectively	(7.5)	(8.4)
Accumulated other comprehensive loss	(18.3)	(24.6)

Total Shareholders’ Equity	41.3	48.5

Total Liabilities and Shareholders’ Equity	$328.7	$338.9